Exhibit 4.3

Lumentum Holdings, Inc.

2025 Equity Incentive Plan

1.

Establishment and Purpose of the Plan. The Lumentum Holdings, Inc. 2025 Equity Incentive Plan was adopted effective as of November 19, 2025. The Plan replaces the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Prior Plan”) and the Amended and Restated Share Option Scheme of Cloud Light Optoelectronics Limited (the “Cloud Light Scheme”). The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)

“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)

“Assumed” means that pursuant to a Change in Control either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Change in Control with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which preserves the compensation element of the Award existing at the time of the Change in Control as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)	“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, or other right or benefit under the Plan.

(f)	“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)	“Board” means the Board of Directors of the Company.

(h)

“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Active Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) gross negligence, willful misconduct or dishonesty in the performance of such Grantee’s duties to the Company or a Related Entity; (ii) material and willful violation of any federal or state law that, if made public, would injure the business or reputation of the Company or a Related Entity; (iii) refusal or willful failure to comply with any specific lawful direction or order of the Company or a Related Entity or the material policies and procedures of the Company or a Related Entity, including but not limited to the Code of Business Conduct and Insider Trading Policy of the Company or Related Entity, as well as any obligations concerning proprietary rights and confidential information of the Company or Related Entity; (iv) conviction (including a plea of nolo contendere) of a felony, or of a misdemeanor involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) substantial and continuing willful refusal to perform such Grantee’s duties; or (vi) material breach of any agreement with the Company or a Related Entity.

(i)	“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)

a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, or a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned Company common stock immediately prior to such merger or consolidation and (B) the members of Company’s Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors of the surviving entity or its parent entity immediately after such merger or consolidation;

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of Company);

(iii)

any reverse merger in which Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Company common stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors of the Company’s parent entity immediately after such reverse merger;

(iv)

a change in the composition of the Board over a period of eighteen (18) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

(v)	the complete liquidation or dissolution of the Company; or

(vi)

the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of Company that, together with stock of Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of Company entitled to vote generally in the election of the members of the Board; but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Change in Control.

Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation within the meaning of Section 409A (including any applicable final, proposed or temporary regulations and other administrative guidance promulgated thereunder) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of Company within the meaning of Section 409A of the Code.

(j)	“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(k)	“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan or to which authority to administer the Plan is delegated.

(l)	“Common Stock” means the common stock of the Company.

(m)	“Company” means Lumentum Holdings Inc., a Delaware corporation.

(n)

“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who (a) is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity and (b) does not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act; provided, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(o)

“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least eighteen (18) months or (ii) have been Board members for less than eighteen (18) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)

“Continuous Active Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(q)	“Director” means a member of the Board or the board of directors of any Related Entity.

(r)

“Disability” means a disability as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion. Notwithstanding the foregoing, Section 409A Deferred Compensation payable pursuant to the Plan on account of the Disability of a Grantee shall be paid only if and when such Grantee has become disabled within the meaning of Section 409A.

(s)

“Dividend Equivalent Right” means a right entitling the Grantee to compensation or to a credit for the account of such Grantee measured by cash dividends paid with respect to Common Stock. Each Dividend Equivalent Right will be subject to the same terms and conditions, including vesting conditions, as the Award to which it relates and shall not be paid or settled prior to the time that the underlying Award vests.

(t)

“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)	“Fair Market Value” means, as of any date, the value of one share of Common Stock determined as follows:

(i)

If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sale price of a Share as quoted on such exchange or system on the date of determination (or, if no closing sale price was reported on that date, on the last trading date such closing sale price was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable, provided that, if applicable, the Fair Market Value of a Share shall be determined in a manner that complies with Section 409A; or

(iii)	In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(w)

“Full Value Award” means the grant of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares under the Plan with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant.

(x)	“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y)

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(z)	“Incentive Stock Option” means an Option intended to qualify, and which does qualify, as an incentive stock option within the meaning of Section 422 of the Code.

(aa)	“Non-Qualified Stock Option” means an Option not intended to qualify, or which does not qualify, as an Incentive Stock Option.

(bb)	“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc)	“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)	“Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

(ff)

“Performance Units” means an Award which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(gg)	“Plan” means this 2025 Equity Incentive Plan, as may be amended from time to time.

(hh)

“Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(ii)

“Replaced” means that pursuant to a Change in Control the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Change in Control and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(jj)

“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(kk)	“Restricted Stock Unit” means a grant of a right to receive in cash or stock, as established by the Administrator, the market value of one Share.

(ll)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(mm)	“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(nn)	“Section 409A” means Section 409A of the Code.

(oo)	“Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(pp)	“Share” means a share of the Common Stock.

(qq)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan.

(a)

Maximum Number of Shares Issuable. Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is the sum of (i) three million one hundred eighty-seven thousand four hundred seventy-three (3,187,473) Shares, plus (ii) any Shares subject to awards granted under the Prior Plan or the Cloud Light Scheme (or portions thereof), that, on or after the Effective Date, are forfeited, canceled or expire (whether voluntarily or involuntarily) or settled in cash, plus (iii) any Shares that actually have been issued under the Prior Plan or Cloud Light Scheme pursuant to an Award that are forfeited, or repurchased by the Company as unvested, for an amount not greater than their original purchase price; provided, however, the maximum number of Shares to be added to the Plan pursuant to the preceding clauses (ii) and (iii) shall not in the aggregate exceed three million nine hundred twelve thousand seven hundred forty-two (3,912,742). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)

Share Counting. Any Shares subject to an Award will be counted against the numerical limits of this Section 3 as one (1) Share for every Share subject thereto. Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) or settled in cash shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company for an amount not greater than their original purchase price, such Shares shall become available for future grant under the Plan. With respect to Options and SARs that are exercised, the gross number of Shares subject to the Award will cease to be available under the Plan (whether or not the Award is net settled for a lesser number of Shares, or if Shares are utilized to exercise such an Award). In addition, if Shares are withheld to pay any withholding taxes applicable to an Award (or portion thereof), then the gross number of Shares subject to such Award (or portion thereof) will cease to be available under the Plan.

(c)

Assumption or Replacement of Awards. The Administrator may, without affecting the number of Shares reserved or available for issuance hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

4.	Administration of the Plan.

(a)	Plan Administrator.

(i)

Authority of Administrator. The Plan shall be administered by the Administrator. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Administrator, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Administrator in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

(ii)

Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(iii)

Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and exercise other administrative authority with respect to such Awards, in each case to the extent permitted by the Applicable Laws, and the Board may limit such authority as the Board determines from time to time.

(iv)

Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)

Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)	to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)	to determine whether and to what extent Awards are granted hereunder;

(iii)	to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)

to determine the terms and conditions of any Award granted hereunder including, for the avoidance of doubt, the ability to determine that an award may continue to vest after the termination of a Grantee’s Continuous Active Service and to establish the requirements for the continuation of vesting;

(vi)

to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would have a materially adverse effect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)	to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)

to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix)	to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c)

Option or SAR Repricing. The Administrator shall not approve a program providing for either (i) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a Share (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (ii) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section 4(c) shall not be construed to apply to (x) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (y) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (z) an adjustment pursuant to Section 10.

(d)

Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5.	Eligibility.

(a)

Persons Eligible for Awards. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

(b)

Participation in the Plan. Awards are granted solely at the discretion of the Administrator. Eligibility to be granted an Award shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

6.	Terms and Conditions of Awards.

(a)

Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)

Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c)

Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria established by the Administrator. Partial achievement of any specified performance criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)

Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)

Deferral of Award Payment. Consistent with the requirements of Section 409A, if applicable, and other Applicable Laws, the Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)

Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)	Limitations on Awards.

(i)

Annual Limits. The maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company shall be 1,000,000 Shares. In connection with a Grantee’s (i) commencement of Continuous Active Service or (ii) first promotion in any fiscal year of the Company, a Grantee may be granted Awards for up to an additional 1,000,000 Shares, which shall not count against the limit set forth in the preceding sentence of this subsection 6(g)(i). The foregoing limitations shall not apply to any Awards issued to Directors who are not also Employees; instead the limitations under Section 6(g)(ii) shall apply to such Directors. In addition, the foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. If any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares or dollar amount with respect to which Awards may be granted to the Grantee. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(ii)

Nonemployee Director Compensation Limits. No Director who is not also an Employee shall be granted within any fiscal year of the Company one or more equity awards (including Awards pursuant to the Plan) (the value of which will be based on the Fair Market Value determined on the last trading day immediately preceding the date on which the applicable Award is granted to such Director) and be provided any other compensation (including without limitation any cash retainers or fees) which in the aggregate have a value in excess of $750,000. Any equity awards (including Awards granted under the Plan) or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than a Director, will be excluded for purposes of this section. Further, any equity awards (including Awards granted under the Plan) granted as a correction of a failure to grant an award for a prior year or years will be counted against such prior year or years and not against the year in which such awards are granted (and the value of any such corrective award will be based on the Fair Market Value determined on the last trading day immediately preceding the date on which the award was intended to be granted to such Director).

(iii)

Minimum Vesting. Except with respect to five percent (5%) of the maximum number of Shares issuable under the Plan pursuant to Section 3(a), no Award shall vest earlier than one year following the date of grant of such Award; provided, however, that (A) such limitation shall not preclude the acceleration of vesting of such Award upon the death, disability, or involuntary termination of Service of the Grantee or in connection with a Change in Control, as determined by the Administrator in its discretion, and (B) such limitation shall not apply to awards granted to non-employee Directors that vest on the earlier of (x) the day of or the day prior to the next annual meeting of stockholders of the Company, and (y) the one-year anniversary of the grant date of such Award.

(iv)

Dividends, Dividend Equivalents, and Other Distributions. No dividends, Dividend Equivalents, or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.

(h)

Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i)

Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Option or SAR shall be no more than eight (8) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Subject to the foregoing, unless otherwise specified by the Administrator in the grant of an Option or SAR, each Option and SAR shall terminate eight (8) years after the date of grant of such Award, unless earlier terminated in accordance with its provisions.

(j)

Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing but subject to Applicable Laws and local procedures, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k)

Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

7.	Award Exercise or Purchase Price, Consideration and Taxes.

(a)	Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i)	In the case of an Incentive Stock Option:

(A)

granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)

granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)	In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)	In the case of other Awards, such price as is determined by the Administrator.

(v)

Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)

Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)	cash;

(ii)	check;

(iii)

surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for such period, if any, as required by the Company to avoid adverse accounting treatment;

(iv)

with respect to Options, by delivery of a properly executed exercise notice followed by a procedure pursuant to which (A) the Company will reduce the number of Shares otherwise issuable to the Grantee upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the Shares with respect to which the Option is exercised, and (B) the Grantee shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued;

(v)

with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(vi)	any combination of the foregoing methods of payment.

(c)	Taxes.

(i)

Tax Withholding in General. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax (including social insurance) withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company or Related Entity employing the Grantee shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

(ii)

Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the Shares issuable to a Grantee upon the exercise or settlement of an Award, or to accept from the Grantee the tender of, a number of whole Shares having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company or Related Entity employing the Grantee. The Fair Market Value of any Shares withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Grantee to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the Shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of the Company or Related Entity employing the Grantee and to remit an amount equal to such tax withholding obligations to such employer in cash.

8.	Exercise of Award.

(a)	Procedure for Exercise.

(i)

Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement; provided however, that no Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option or SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act).

(ii)

An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v).

(b)	Exercise of Award Following Termination of Continuous Active Service.

(i)

An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Active Service only to the extent provided in the Award Agreement.

(ii)

Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)

Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Active Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.	Conditions Upon Issuance of Shares.

(a)

Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)

As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.

Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of Shares, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company set forth in Section 6(g)(i), and in the exercise or purchase price per Share under any outstanding Award in order to prevent dilution or enlargement of Grantees’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. The Administrator in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of performance criteria and performance periods. The adjustments determined by the Administrator pursuant to this Section shall be final, binding and conclusive.

11.	Change in Control.

(a)

Termination of Award to Extent Not Assumed in Change in Control. Effective upon the consummation of a Change in Control, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Change in Control.

(b)

Acceleration of Award Upon Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Change in Control.

(c)

Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option the exercisability of which is accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

12.

Compliance with Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A, as determined by the Administrator in good faith, to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with any Award that may result in Section 409A Deferred Compensation shall comply in all respects with the applicable requirements of Section 409A. In connection with effecting such compliance with Section 409A, the following shall apply:

(a)

Notwithstanding anything to the contrary in the Plan, to the extent required to avoid tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan on account of, and during the six (6) month period immediately following, the Grantee’s termination of Continuous Active Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s “separation from service” within the meaning of Section 409A (or the Grantee’s death, if earlier).

(b)	Neither any Grantee nor the Company shall take any action to accelerate or delay the payment of any amount or benefits under an Award in any manner which would not be in compliance with Section 409A.

(c)

Notwithstanding anything to the contrary in the Plan or any Award Agreement, to the extent that any Section 409A Deferred Compensation would become payable under the Plan by reason of a Change in Control, such amount shall become payable only if the event constituting the Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which would result in the payment of Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Award to be Assumed or Replaced in accordance with Section 11(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such Award would have been settled in accordance with its then existing settlement schedule, an amount or amounts equal in the aggregate to an amount which preserves the compensation element of the Award at the time of the Change in Control.

(d)

Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.

(e)

Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any tax or penalty on any Grantee under Section 409A and neither the Company nor the Administrator will have any liability to any Grantee for such tax or penalty.

13.

Stockholder Approval; Term of Plan. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. Subject to such approval, the Plan will become effective upon the later to occur of (a) the date of its initial adoption by the Board, and (b) the date of its initial approval by the Company’s stockholders (such later date, the “Effective Date”). The Plan will continue in effect for a term of ten (10) years from the Effective Date, unless terminated earlier under Section 14. Notwithstanding the foregoing, no Incentive Stock Options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan (or if earlier, termination of the Plan pursuant to Section 14).

14.	Amendment, Suspension or Termination of the Plan.

(a)	Subject to Section 14(c) below, the Board, in its sole discretion, may amend, suspend or terminate the Plan or any part thereof, at any time and for any reason.

(b)	The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c)

Subject to Section 14(d) below, no amendment, suspension or termination of the Plan or an Award that materially impairs the rights of any Grantee will be effective as to such Grantee without a signed, written agreement authorized by the Administrator and by such Grantee and the Company.

(d)

Subject to any limitations of Applicable Laws and notwithstanding Section 14(c) of the Plan, the Administrator may amend the terms of any one or more Awards without the affected Grantee’s consent even if it does materially impair such Grantee’ right if such amendment is done:

(i)	in a manner specified by the Plan;

(ii)	to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422;

(iii)

to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422 or resets the Incentive Stock Option holding periods applicable to the Award;

(iv)	to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B); or

(v)

to amend any Award Agreement, to take effect retroactively or otherwise, as the Administrator deems necessary or advisable for the purpose of conforming such Award Agreement to any present or future law, regulation or rule applicable thereto.

(e)

No Award may be granted during any suspension of the Plan or after termination of the Plan, but no such suspension or termination of the Plan will affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such suspension or termination. No termination of the Plan alone (including termination of the Plan under Section 13 above) shall constitute an amendment, suspension or termination of any then outstanding Award.

15.	Reservation of Shares.

(a)	The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.	Rights as a Stockholder.

(a)

A Grantee shall have no rights as a stockholder with respect to any Shares covered by an Award until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued, except as provided in Section 10 or another provision of the Plan.

(b)

During any period in which Shares acquired pursuant to an Award remain subject to vesting conditions, the Grantee shall have all of the rights of a stockholder of the Company holding shares of Common Stock, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares, subject to the limitations set forth in Section 6(g)(iv) of the Plan.

17.

Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the Shares acquired pursuant to an Award and shall deliver such Shares to or for the benefit of the Grantee by means of one or more of the following: (a) by delivering to the Grantee evidence of book entry shares of Common Stock credited to the account of the Grantee, (b) by depositing such Shares for the benefit of the Grantee with any broker with which the Grantee has an account relationship, or (c) by delivering such Shares to the Grantee in certificate form.

18.	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

19.

No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Active Service has been terminated for Cause for the purposes of this Plan.

20.

No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

21.	Forfeiture Events.

(a)

The Administrator may specify in an Award Agreement that the Grantee’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Continuous Active Service for Cause or any action or inaction by a Grantee, whether before or after termination of Continuous Active Service, that would constitute Cause for termination of Continuous Active Service. Notwithstanding any provisions to the contrary under the Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition under any Company clawback policy that may be in effect at grant and any other clawback policy that the Company is required to adopt to comply with Applicable Laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Clawback Policy”). The Administrator may require a Grantee to forfeit, return or reimburse the Company for all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 21(a) specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Grantee to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Related Entity.

(b)

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Grantee who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Grantee during the twelve-(12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Grantee from the sale of securities of the Company during such twelve- (12-) month period.

22.

No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Related Entity’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Related Entity to take any action which such entity deems to be necessary or appropriate.

23.

Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

24.

Choice of Law, Jurisdiction and Venue. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules. Any action or proceeding by any person to enforce rights under the Plan or any Award granted hereunder shall be brought only in a state or federal court located in the State of Delaware. By accepting an Award hereunder, each Grantee irrevocably submits to the exclusive jurisdiction of such courts with respect to any such action or proceeding and waives the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.